Exhibit 10. 4

16th October 2013

Adrian Meldrum

71 Bishops Drive

Wokingham

Berks

RG40 1WA

Dear Adrian,

Offer of Employment

We are delighted to offer you the position of Executive Vice President Worldwide Sales reporting to Greg Dougherty, to start on a date to be agreed. Your employment will be based at Caswell. Your salary will be £170,000 per annum.

Your compensation package also includes eligibility to join the Oclaro variable pay scheme, which is a discretionary arrangement that is based on company performance on specific objectives. Your target participation level will be 60% of your base salary , with a maximum of 150%, as determined by the board of directors. Subject to any contrary provisions in the Executive Severance and Retention Agreement between you and Oclaro, if any, if you are not actively employed with the Company as of the payment date, you will not be eligible to receive any variable pay, and no right to such variable pay will have accrued. Details of the scheme will be provided to you on joining . Please note that this plan is subject to amendment , modification and withdrawal by the company at any time.

Subject to formal approval by the Board of Directors (the “Board”), the position being offered to you includes a stock option to own 60,000 shares and 60,000 restricted shares of the Company under the terms of the Company’s Employee Option Share Plan and any other policies, laws or rulings that may govern the stock options and their issuance.

The exercise price will be the market price at the time of formal Board approval. These stock options will vest over a four year period, with twenty-five (25%) percent vesting after the first year and the balance vesting monthly over the following three years, however, all vesting will cease upon termination of employment.

As an Executive, you will also be entitled to our Executive Severance and Retention Agreement. Further details will be shared with you at the start of your employment.

You will also be entitled to membership of the company’s money purchase pension scheme, private medical expenses insurance (currently supplied by BUPA), permanent health insurance and life assurance.

The Company has a fixed benefits scheme for all UK employees, details of which will be provided to you when you join the company.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

This offer is conditional upon you signing that you have read, understood and accept the following policies:

•	Code of Conduct and Ethics

•	Acceptable Computer Use

•	Disciplinary

•	Grievance

In addition to the above the principal terms of this offer are detailed in the enclosed Contract of Employment. To accept this offer, please sign and return one copy of the Contract together with your written acceptance of this offer and signed policies. Please return your signed documents to Elaine Barnden, Senior HR Director, EMEA, Caswell, Towcester, Northamptonshire, NN12 SEQ.

Yours sincerely

Greg Dougherty

Chief Executive Officer

Enc:

Contract of Employment

Code of Conduct and Ethics

Acceptable Computer Use

Disciplinary

Grievance

Acceptance

1. I accept the appointment referred to in the terms and conditions set out in this offer letter.

2. In accordance with the 1998 Data Protection Act it is agreed that Oclaro Technology may hold and use personal information about me for personnel reasons and to enable Oclaro Technology Limited to keep in touch with me. This information can be sorted in both manual or computer form, including the data in Section 2 of the Data Protection Act 1998.

Signed /s/ ADRIAN MELDRUM	Date 19th October 2013

            Adrian Meldrum

I confirm that I

will be available to start work on     /         /

or

☑ will advise you as soon as possible on my earliest preferred date e.g. once this has been agreed by my current employer . (You need not delay acceptance of this offer if this is likely to take some time).